Exhibit 4.50

KEN WEST HOLDINGS

CANWEST MEDIAWORKS (NZ) LIMITED

GOLDMAN SACHS JBWERE (NZ) LIMITED

NEW ZEALAND EXCHANGE LIMITED

ESCROW AGREEMENT

AGREEMENT dated	2004

PARTIES

KEN WEST HOLDINGS (“KWH”)

CANWEST MEDIAWORKS (NZ) LIMITED (“CML”)

GOLDMAN SACHS JBWERE (NZ) LIMITED (“Lead Manager”)

NEW ZEALAND EXCHANGE LIMITED (“NZX”)

INTRODUCTION

A.	On 28 July 2004, CML issued 68.0 million ordinary shares in CML (“Shares”) as part of an initial public offering to the public and institutions (“Offering”). CML used the proceeds from the Offering together with a bank loan and issued 158,666,667 further Shares to 1103400 Alberta Ltd. (“Affected Shares”) to effect the purchase of the radio and television businesses of CanWest TVWorks Limited and CanWest RadioWorks Limited, immediately after which AlbertaCo was dissolved into its parent company, Global Communications Limited (“GCL”) (“Restructuring”). Accordingly, GCL holds the Affected Shares.

B.	On 24 June 2004, GCL, CML, NZX and the Lead Manager entered into an escrow agreement (“GCL Escrow Agreement”) that imposed certain restrictions on the transfer of the Affected Shares for a specified period from the date of the combined prospectus and investment statement relating to the Offering, being 25 June 2004. Pursuant to clause 4(a)(iv) of the GCL Escrow Agreement, GCL is permitted to transfer ownership of the Affected Shares to a Related Company or a wholly owned subsidiary of CanWest Global Communications Corp., if that company executes a deed agreeing to be similarly bound.

C.	On 28 July 2004, GCL intends to transfer the Affected Shares to a Related Company, KWH.

D.	Pursuant to clause 4(a)(iv) of the GCL Escrow Agreement, KWH has agreed to enter into this agreement with CML, the Lead Manager and NZX.

AGREEMENT

1.	DEFINITIONS

1.1	In this agreement,

“Related Company” shall have the same meaning as that term is defined in the Companies Act 1993 except that references in that section to a “company” shall be deemed to include a body corporate;

“Specified Date” means the date that GCL transfers the Affected Shares to KWH, which is expected to be 28 July 2004.

“Subsidiary” shall have the same meaning as that term is defined in the Companies Act 1993.

2.	KWH ESCROW

2.1	Subject to clause 5, during the KWH Escrow Period, KWH will not:

(a)	dispose of, or agree or offer to dispose of, any of the Affected Shares;

(b)	create, or agree or offer to create, any security interest in any of the Affected Shares; or

(c)	do, or omit to do, any act if the act or omission would have the effect of transferring effective ownership or control of any of the Affected Shares.

3.	KWH ESCROW PERIOD

3.1	The restrictions described in clause 2 apply to the Affected Shares during the period beginning on the Specified Date and ending on the earlier of:

(a)	the date which is 12 months after the date on which the Shares are first quoted on the NZSX; and

(b)	the date upon which any other person (not being a Related Company of KWH), or persons acting jointly or in concert, together in each case with their associates, hold or control 15% or more of the voting rights in CML,

(the “KWH Escrow Period”).

4.	KWH ESCROW EXCEPTIONS

4.1	The restrictions described in clause 2 do not apply:

(a)	to any proposed disposal, creation of a security interest in, or act or omission which transfers effective ownership or control:

(i)	where the prior written consent of CML, the Lead Manager and NZX is obtained; or

(ii)	if the other party to the proposed transaction is a Related Company of KWH or a wholly owned Subsidiary (either directly or indirectly) of CanWest Global Communications Corp, that first executes a deed agreeing to be similarly bound, in favour of CML, the Lead Manager and NZX; or

(iii)	if the proposed transaction is to provide security in favour of a financier who has lent money or provided other financial accommodation to KWH or a Related Company; or

(b)	to any proposed disposal, creation of a security interest in, or act or omission which transfers effective ownership or control, if the other party to the proposed transaction (and such party is not a Related Company of CML) has given a takeover notice to CML or has made a takeover offer in respect of some or all of the ordinary shares in CML in accordance with the Takeovers Code set out in the Schedule to the Takeovers Code Approval Order 2000 (SR 2000/210) (the “Takeovers Code”), and KWH has accepted or agreed to accept that takeover offer; or

(c)	to any proposed disposal, creation of a security interest in, or act or omission which transfers effective ownership or control, if the other party to the proposed transaction is a non wholly owned Related Company of CML and has given a takeover notice to CML or has made a takeover offer in respect of some or all of the ordinary shares in CML in accordance with the Takeovers Code and KWH has accepted that takeover offer at an offer price equal to or greater than 120% of the average market price of the ordinary shares of CML as quoted on the NZSX during the 30 day period prior to the earlier of the date of such takeover notice and KWH agreeing to accept such a takeover offer.

5.	NOTICE

5.1	Every notice or communication to be given under, or in connection with, this agreement shall be given in writing by:

(a)	personal delivery;

(b)	mailing by pre-paid registered post, and shall be deemed to be given two working days after (but exclusive of) the date of mailing; or

(c)	facsimile transmission, and shall be deemed to be given at the time specified in the facsimile transmission report of the facsimile from which the transmission was made which evidences full transmission, free of errors, to the facsimile number of the party given notice unless that party proves that, contrary to the transmission report, it was not transmitted, or it was not transmitted in a complete and legible state, to that party’s facsimile;

to the addresses specified below or if a written notice of change of address is given then to the new address:

To:	Ken West Holdings
Full address	25/28 North Wall Quay
Dublin 1
Ireland

Fax	001 204 947 9841
Contact person:	Thomas Strike

To:	CanWest MediaWorks (NZ) Limited
Full address	3 Flower Street
Eden Terrace
Auckland
New Zealand

Fax	+64 9 366 5999
Contact person:	Brent Impey

To:	Goldman Sachs JBWere (NZ) Limited
Full address	Level 38, Vero Centre
48 Shortland Street
P O Box 887
Auckland
New Zealand

Fax	+64 9 357 3222
Contact person:	Chief Executive Officer

To:	New Zealand Exchange Limited
Full address	9th Floor, ASB Tower
2 Hunter Street
P O Box 2959
Wellington
New Zealand

Fax	+64 4 473 1470
Contact person:	Elaine Campbell

Notwithstanding any other provision contained in this clause any notice given after 5pm, or on a day which is not a working day, shall be deemed to be given at 9am on the next working day.

6.	COUNTERPARTS

6.1	This agreement may be executed in any number of counterparts (including facsimile copies) and provided that every party has executed a counterpart, the counterparts together shall constitute a binding and enforceable agreement between the parties.

7.	GOVERNING LAW

7.1	This agreement is governed by the laws of New Zealand and the parties submits to the non-exclusive jurisdiction of the courts of New Zealand in respect of any dispute or proceeding arising out of this agreement.

KEN WEST HOLDINGS by:

Signature of director	Signature of director

Name of director	Name of director

CANWEST MEDIAWORKS (NZ) LIMITED by:

Signature of director	Signature of director

Name of director	Name of director

GOLDMAN SACHS JBWERE (NZ) LIMITED by:

Signature of director	Signature of director

Name of director	Name of director

NEW ZEALAND EXCHANGE LIMITED by:

and witnessed by:
Signature of authorised signatory

Name of authorised signatory

Signature of witness

Occupation

City/town of residence